INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch Fundamental Growth Fund, Inc. on Form N-14 of our report dated March 12, 2003 on the financial statements and financial highlights of Mercury Growth Opportunity Fund appearing in the January 31, 2003 Annual Report of Mercury Growth Opportunity Fund, in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “EXPERTS” appearing in the Joint Proxy Statement and Prospectus, which is also part of this Registration Statement, and to the reference to us under the caption “Financial Statements - Growth Opportunity” appearing in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Princeton, New Jersey October 30, 2003